SHARE PURCHASE AGREEMENT
This share purchase agreement (the “Agreement”) is executed on July 16, 2019 (the “Signing Date”), between:
On the one hand, GUILLERMO ANDRES RAMIREZ MARTINEZ (“Guillermo”), GUILLERMO RAMIREZ CABRALES (“Cabrales”) and OSCAR MAURICIO FRANCO ULLOA, an individual residing at  (“Oscar”)
(Guillermo, Cabrales and Oscar are hereinafter collectively referred to as the “Vendor”)
and
On the other hand, FLORA GROWTH CORP., organized and existing under the laws of the Province of Ontario,  identified with identification number 002685552 (the “Purchaser”).
Purchaser and Vendor may be referred to herein, collectively, as the “Parties” and individually as a “Party”.
RECITALS:
Whereas, Vendor owns 100% (on a fully diluted basis) of of the subscribed capital in Cosechemos Ya S.A.S, (the “Company” a sociedad por acciones simplificada, organized and existing under the Laws of the Republic of Colombia which is comprised of 5,000 shares of the Company;

And Whereas, Vendor has the rights and abilities and wishes to sell 4,500 shares of the Company (the “Purchased Shares”) to Purchaser, and Purchaser wishes to acquire the Purchased Shares, subject to the terms and conditions established in this Agreement; and

And Whereas following the transfer of the Purchased Shares to the Purchaser pursuant to the terms and conditions herein, the Purchaser shall own 4,500 shares of the Company, Guillermo shall own 63 shares of the Company, Cabrales shall own 187 shares of the Company and Oscar shall own 250 shares of the Company.

THEREFORE, pursuant to the foregoing Recitals, the Parties have agreed to execute this Agreement, in the terms set forth in the following provisions:

ARTICLE 1
DEFINITIONS AND PRINCIPLES OF INTERPRETATION
1.1	Definitions
Whenever used in this Agreement, the following words and terms have the meanings set out below:
“Accounting Rules” means the International Financial Reporting Standards as issued by the International Accounting Standards Board and as adopted by Colombia applicable to all companies reporting under the International Financial Reporting Standards.
“Accounts Payable” means amounts owing by the Company or any of the Subsidiaries to any Person as of the Closing Time, which are incurred in connection with the purchase of goods or services in the ordinary course of business and in accordance with the terms of this Agreement;
“Accounts Receivable” means accounts receivable, bills receivable, trade accounts, book debts and insurance claims recorded as receivable in the Books and Records and other amounts due or deemed to be due to the Company or any of the Subsidiaries including refunds and rebates receivable;
“Accrued Liabilities” means ordinarily recurring operating expenses of the Company and the Subsidiaries incurred as of the Closing Time but which are not yet due and payable as of the Closing Time and claims against the Company and the Subsidiaries that are increasing with the passage of time or receipt of goods or services but are not yet due and payable as of the Closing Time, including accruals for vacation pay, customer rebates and allowances for product returns;
“Affiliate” of any Person means, at the time such determination is being made, any other Person controlling, controlled by or under common control with such first Person, in each case, whether directly or indirectly, and “control” and any derivation thereof means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise;
“Agreement” means this Share Purchase Agreement, including all schedules, and all amendments or restatements, as permitted, and references to “Article” or “Section” mean the specified Article or Section of this Agreement;
“Anticorruption Laws” means, as modified from time to time, the Anticorruption Statute of the Republic of Colombia (Law 1474/2011) and any other Applicable Laws that prohibit corruption and/or money laundering in any jurisdiction where Purchaser, Vendor or the Company, as applicable, has or has had a business presence and/or does or has done material business, including the Republic of Colombia.

“Applicable Law” means, regarding any Person, act, legal business, event or circumstance, any law, statute, decree, code, rule, order and any other requirement or rule of law, of a national, federal, departmental, municipal and/or district order, or any other level, local, foreign or supranational, issued by any Governmental Authority, applicable to such Person (including its business and assets), act, legal business, event or circumstance in any jurisdiction, as amended or replaced from time to time.
“Appurtenances” means privileges, rights, easements and appurtenances both at law and equity belonging to or for the benefit of Real Property, including means of access between Real Property and a public way, rights in respect of or for any other uses upon which the present use is dependent (such as pipelines, cables, railway sidings) and rights existing in and to any streets, alleys, passages and other rights-of-way;
“arm’s length” has the meaning that it has for purposes of the Income Tax Act (Canada);
“Balance Sheet” means the consolidated balance sheet of the Company and the Subsidiaries as at December 31, 2018, forming part of the Financial Statements;
“Benefit Plans” means plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered to which the Company or any of the Subsidiaries is a party or bound or in which the Employees participate or under which the Company or any of the Subsidiaries has, or will have, any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any of its Employees or former employees, directors or officers, individuals working on contract with the Company or any of the Subsidiaries or other individuals providing services to any of them of a kind normally provided by employees (or any spouses, dependants, survivors or beneficiaries of any such persons);
“Books and Records” means books and records of the Company and the Subsidiaries or of the Vendor relating to the Company or any of the Subsidiaries, including financial, corporate, operations and sales books, records, books of account, sales and purchase records, lists of suppliers and customers, formulae, business reports, plans and projections and all other documents, surveys, plans, files, records, assessments, correspondence, and other data and information, financial or otherwise, including all data, information and databases stored on computer-related or other electronic media;

“Business Day” means any day, other than a Saturday or Sunday, on which the Royal Bank of Canada in Toronto, Ontario is open for commercial banking business during normal banking hours;
“Claims” includes claims, demands, complaints, grievances, actions, applications, suits, causes of action, Orders, charges, indictments, prosecutions, informations or other similar processes, assessments or reassessments, judgments, debts, liabilities, penalties, fines, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing;
“Closing” means the completion of the sale to and purchase by the Purchaser of the Purchased Shares under this Agreement;
“Closing Date” means July 31, 2019 or such other date as the Parties may agree in writing as the date upon which the Closing shall take place, provided that the Closing Date shall be no later than August 30, 2019;
“Closing Time” means 10:00 a.m. (Toronto time), on the Closing Date or such other time on such date as the Parties may agree in writing as the time at which the Closing shall take place;
“Collective Agreements” means collective agreements (including expired collective agreements which have not been renewed) and related documents including benefit agreements, letters of understanding, letters of intent and other written communications (including arbitration awards) by which the Company or any of the Subsidiaries is bound or which impose any obligations upon the Company or any of the Subsidiaries or set out the understanding of the parties or an interpretation with respect to the meaning of any provisions of such collective agreements;
 “Contracts” means contracts, licences, leases, agreements, obligations, promises, undertakings, understandings, arrangements, documents, commitments, entitlements or engagements to which the Company or any of the Subsidiaries is a party or by which any of them are bound or under which the Company or any of the Subsidiaries has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied), and includes any quotations, orders, proposals or tenders which remain open for acceptance and warranties and guarantees;

“Employees” means individuals employed by the Company or any of the Subsidiaries on a full-time, part-time or temporary basis, including those employees on disability leave, parental leave or other absence;
“Employment Contracts” means Contracts, other than Benefit Plans, whether oral or written, relating to an Employee, including any communication or practice relating to an Employee which imposes any obligation on the Company or any of the Subsidiaries;
“Encumbrances” means pledges, liens, charges, security interests, leases, title retention agreements, mortgages, restrictions, developments or similar agreements, easements, rights-of-way, title defects, options or adverse claims or encumbrances of any kind or character whatsoever;
“Environment” means the environment and natural environment as defined in any Environmental Laws and includes indoor air, and any living things;
“Environmental Approvals” means permits, certificates, licences, authorizations, consents, agreements, instructions, directions, notices, registrations, approvals or other rights made, issued, granted, conferred or required by a Governmental Authority pursuant to any Environmental Law relating to the operations, business or assets of the Company or any of the Subsidiaries;
“Environmental Laws” means Laws relating to the Environment and includes Laws relating to any sewer system and to the storage, generation, use, handling, manufacture, processing, labelling, advertising, sale, display, transportation, treatment, reuse, recycling, Release and disposal of Hazardous Substances;
“Environmental Orders” means Orders issued, filed, imposed or threatened by any Governmental Authority pursuant to any Environmental Laws and include certificates of property use and Orders requiring investigation, assessment, monitoring, managing, controlling, treatment, removal, excavation or remediation of any site or Hazardous Substance, or requiring that any Release or any other activity be reduced, modified, managed, controlled, stopped or eliminated or requiring any form of payment or co-operation be provided to any Governmental Authority;
“Equipment Contracts” means Contracts relating to Tangible Personal Property and includes motor vehicle leases, equipment leases, leases of computer hardware and computer systems, conditional sales contracts, title retention agreements and other similar agreements;

“Financial Statements” means the audited financial statements of the Company and the Subsidiaries for the fiscal year ended December 31, 2018, consisting of the Balance Sheet and the statements of earnings and retained earnings and cash flows and all notes thereto;
“Governmental Authorities” means governments, regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, Crown corporations, courts, bodies, boards, tribunals or dispute settlement panels or other law, rule or regulation-making organizations or entities:
(a)	having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or
(b)	exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;
“Governmental Authorizations” means authorizations, approvals, including Environmental Approvals, franchises, Orders, certificates, consents, directives, notices, licences, permits, variances, agreements, instructions, registrations or other rights issued to or required by the Company or any of the Subsidiaries by or from any Governmental Authority;
“Hazardous Substances” means pollutants, contaminants, wastes of any nature, hazardous substances, hazardous materials, toxic substances, prohibited substances, dangerous substances or dangerous goods as defined, judicially interpreted or identified in any Environmental Laws including asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs) and mould;
“Improvements” means plants, buildings, structures, fixtures, erections and improvements located on, over, under or upon the Real Property and mechanical, electrical, plumbing, heating and air-conditioning systems relating to the Real Property, including any of the foregoing under construction;
“Indemnified Party” has the meaning given in Section 12.2;
“Indemnifying Party” has the meaning given in Section 12.2;
“Information Technology” means computer hardware, software in source code and object code form (including documentation, interfaces and development tools), websites for the Company or any of the Subsidiaries, databases, telecommunications equipment and facilities and other information technology systems owned, used or held by the Company or any of the Subsidiaries;

“Intellectual Property” means intellectual property rights, whether registered or not, owned, used or held by the Company or any of the Subsidiaries, including:
(a)	trade-marks, trade dress, trade-names, business names and other indicia of origin, including those listed and described in Schedule 4.24;
(b)	copyrights, including the copyright registrations and applications listed and described in Schedule 4.24;
“Inventories” means items that are held by the Company or any of the Subsidiaries for sale, license, rental, lease or other distribution in the ordinary course of business, or are being produced for sale, or are to be consumed, directly or indirectly, in the production of goods or services to be available for sale, of every kind and nature and wheresoever situate including inventories of raw materials, finished goods and by-products and packaging materials;
“JVSA” means the joint venture shareholders’ agreement that shall be signed by the Parties at the Closing Time, on the terms and conditions set out in Schedule “A”;
“Lease Agreement” means the lease agreement entered by and among the Company, as lessee, and CI Gramaluz SCA , as lessor, with respect the real estate described in Schedule B.
“Leased Real Property” means lands and/or premises which are used by the Company or any of the Subsidiaries and which are leased, subleased, licensed to or otherwise occupied by the Company or any of the Subsidiaries and the interest of the Company and the Subsidiaries in Improvements and Appurtenances;
“Lien” means any bond in the terms of article 65 of the Colombian Civil Code, any mortgage, encumbrance, pledge with or without tenancy, surety, any security in terms of Law 1676/2013 of the Republic of Colombia or similar, or any other act or contract which purpose or effect is constituting a limitation or burden to secure an obligation.
“Loss” means with respect to a Person all losses and damages pursuant to articles 1613 and 1614 of the Colombian Civil Code, penalties, fines, costs and expenses (including amounts paid in settlement, interest, court costs, costs of investigations, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation).

“Material Adverse Effect” means a change, effect or circumstance that, when considered either individually or in the aggregate together with all other adverse changes, effects or circumstances with respect to which such phrase is used in this Agreement, is materially adverse to, or could reasonably be expected to have a material adverse effect on, the financial condition or results of operations or prospects of the Company or any of the Subsidiaries;
“Material Contracts” means Contracts (i) involving aggregate payments to or by the Company or any of the Subsidiaries in excess of $10,000, (ii) involving rights or obligations of the Company or any of the Subsidiaries that may reasonably extend beyond one year and which do not terminate or cannot be terminated by the Company or any of the Subsidiaries without penalty on less than six months notice, (iii) which are outside the ordinary course of business, (iv) which restrict in any way the business or activities of the Company or any of the Subsidiaries;
“Notice” has the meaning given in Section 11.3;
“Orders” means orders, injunctions, judgments, administrative complaints, decrees, rulings, awards, assessments, directions, instructions, penalties or sanctions issued, filed or imposed by any Governmental Authority or arbitrator, including Environmental Orders;
“Parties” means the Vendor and the Purchaser collectively, and “Party” means any one of them;
“Pension Plans” means Benefit Plans providing pensions, superannuation benefits or retirement savings including pension plans, top up pensions or supplemental pensions, registered retirement savings plans, registered pension plans and retirement compensation arrangements;
“Permitted Encumbrances” means:
i.	Inchoate statutory liens for Taxes, assessments, governmental or utility charges or levies not at due as at the Closing Date.
ii.	Rights of equipment lessors under Equipment Contracts provided the terms of such Equipment Contracts have been fully performed to the Closing Date.
iii.
Any privilege in favour of any lessor, licensor or permitter for rent to become due or for other obligations or acts, the performance of which is required under Contracts so long as the payment of or the performance of such other obligation or act is not delinquent and provided that such liens or privileges do not materially adversely affect the use or value of the assets affected thereby.

“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;
“Personal Information” means information in the possession or under the control of the Company or any of the Subsidiaries about an identifiable individual;
“Purchase Price” has the meaning given in Section 3.1;
“Purchased Shares” means 4,500 shares of the Company;
“Purchased Shares Purchase Price” has the meaning given in Section 3.1;
“Purchaser Indemnified Parties” has the meaning given in Section 12.1;
“Real Property Leases” means Contracts pursuant to which the Company or any of the Subsidiaries uses or occupies the Leased Real Property, including all rights to related Improvements and Appurtenances;
“Release” has the meaning prescribed in any Environmental Laws and includes any release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction, whether accidental or intentional;
“Restricted Right” means any Contract or Governmental Authorization which by its terms requires consent or approval of the other party or parties thereto or the issuer for completion of the transactions contemplated by this Agreement or in respect of which the completion of the transactions contemplated by this Agreement will increase the obligations or decrease the rights or entitlements of the Company or any of the Subsidiaries under such Contract or Governmental Authorization;
“Subsidiaries” means corporations in which the Company holds more than 50% of the shares or voting rights, directly or indirectly;

“Tangible Personal Property” means machinery, equipment, furniture, furnishings, office equipment, computer hardware, supplies, materials, vehicles, material handling equipment, implements, parts, tools, jigs, dies, moulds, patterns, tooling and spare parts and tangible assets (other than Inventory) owned or used or held by the Company or any of the Subsidiaries, including (i) any of the foregoing which are in storage or in transit; (ii) other tangible personal property of the Company or any of the Subsidiaries whether located in or on the Leased Real Property or elsewhere; (iii) any of the foregoing which may be attached to the Leased Real Property;
“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes;
“Taxes” includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions;
“Technical Information” means know-how and related technical knowledge owned, used or held by the Company or any of the Subsidiaries, including:
(a)	trade secrets, formulations, confidential information and other proprietary know-how;
(b)	public information and non-proprietary know-how;
(c)	information of a financial or business nature regardless of its form;
(d)	uniform resource locators, domain names, telephone, telecopy, internet protocol and email addresses; and
“Technology” means Intellectual Property, Technical Information and Information Technology;

“Union” means an organization of employees formed for purposes that include the regulation of relations between employees and employers and includes a provincial, territorial, national or international union, a certified council of unions, a designated or certified employee bargaining agency, and any organization which has been declared a union pursuant to applicable labour relations legislation or which may qualify as a Union;
1.2	Certain Rules of Interpretation
In this Agreement:
(a)
Consent – Whenever a provision of this Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(b)	Currency – Unless otherwise specified, all references to money amounts are to lawful currency of the United States.
(c)	Governing Law – This Agreement is a contract made under and shall be governed by and construed in accordance with Colombian Laws.
(d)	Headings – Headings of Articles and Sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.
(e)	Including – Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.
(f)
No Strict Construction – The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(g)	Number and Gender – Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.
(h)
Severability – If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.

(i)
Statutory references – A reference to a statute includes all regulations and rules made pursuant to such statute and, unless otherwise specified, the provisions of any statute, regulation or rule which amends, supplements or supersedes any such statute, regulation or rule.

(j)	Time – Time is of the essence in the performance of the Parties’ respective obligations.
(k)
Time Periods – Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.3	Knowledge
Any reference to the knowledge of any Party means to the best of the knowledge, information and belief of such Party after reviewing all relevant records and making due inquiries regarding the relevant matter of all relevant directors, officers and employees of such Party and, in the case of the knowledge of the Vendor, the relevant senior managers of the Company and any of the Subsidiaries.
1.4	Entire Agreement
This Agreement and the agreements and other documents required to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties and set out all the covenants, promises, warranties, representations, conditions and agreements between the Parties in connection with the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, whether oral or written, pre-contractual or otherwise, express, implied or collateral between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document required to be delivered pursuant to this Agreement.
1.5	Schedules
The schedules to this Agreement, listed below, are an integral part of this Agreement:

ARTICLE 2
PURCHASE OF SHARES AND CLOSING

2.1	Purpose: Purchase of Shares
The purpose of this Agreement is (a) to determine the terms and conditions under which Purchaser will acquire the Purchased Shares from Vendor, and (b) establish other agreements between the Parties, related to, or due to, such purchase (the “Transaction”).
2.2	Purchase of Shares
Subject to the terms and conditions of this Agreement, on the Closing Date, in consideration for the payment of the Purchase Price, the representations, warranties, obligations and the other terms contained in this Agreement, Vendor shall transfer and deliver to Purchaser and Purchaser shall receive the Purchased Shares, free of any Lien.
2.3	Closing
The closing of the Transactions contemplated herein shall occur at 10:00 (am), local time, on the Closing Date.  The Closing shall take place at the Closing Time at the offices of the Purchaser located at 65 Queen Street West, Suite 800, Toronto, ON M5H 2M5, or at such other place as may be agreed upon by the Vendor and the Purchaser.
(a)	Actions and Deliverables of Vendor on the Closing Date
On or before the Closing Date (unless this Section provides that an action or delivery must occur specifically on the Closing Date), Vendor shall deliver to Purchaser:

(i)
the original certificates representing the Purchased Shares duly issued and the original shareholders log of the Company, evidencing the recording of the transfer of the Purchased Shares in favor of Purchaser;

(ii)
the original certificates representing the Purchased Shares owned by Vendor duly endorsed in favor of Purchaser, accompanied with a transfer letter instructing the legal representative of the relevant Company to register Purchaser as new owner of the Purchased Shares and to cancel the Share certificates in the name of Vendor;

(iii)	an executed version of the JVSA;

(iv)	an executed version of the Lease Agreement,
(v)
(vi)	Vendor shall transfer to the Purchaser all of the Books and Records of the Company;
(vii)
a closing certificate issued by Vendor, which certifies that (i) the representations and warranties set forth in this Agreement are true and correct as of the Closing Date in all material respects, (ii) that Vendor has complied, in all material respects with all the terms of this Agreement that must be fulfilled on or before the Closing, and (c) that all Conditions Precedent to Purchase have been satisfied; and

(viii)
a waiver letter releasing the Company from any claims Vendor may have against the Company or any of its subsidiaries (provided that such waiver does not include claims expressly included in the Agreement).

(b)	Purchaser’s Actions and Deliverables at Closing Date
On or before the Closing Date (unless this Section provides that an action or delivery must occur specifically on the Closing Date Purchaser shall deliver to Vendor:

(i)
a copy of the applicable corporate resolutions evidencing that Purchaser has all required authorizations for the execution, delivery and performance of this Agreement, pursuant to its Corporate Documents;

(ii)	a public certificate of incorporation or existence, evidencing the existence of Purchaser and, as applicable, the name and identification document of the legal representatives of Purchaserr;
(iii)	a executed version of the JVSA; and
(iv)	the Closing Purchase Price by wire transfer of immediately available funds, to Vendor to the accounts instructed by Vendor.

(c)	Simultaneous Activities on the Closing Date
All the activities to be carried out and the documents to be signed submitted by the Parties on the Closing Date will be deemed simultaneously executed, signed and delivered, and no activity shall be deemed carried out and no document will be signed or delivered until all have been executed, signed and delivered.

2.4	Assignment of Restricted Rights
If at Closing there are any Restricted Rights in respect of which necessary consents, approvals, waivers or modifications have not been obtained, then the Purchaser may waive the closing condition under Section 7.4 with respect to such Restricted Rights and instead elect to have the Vendor continue its efforts to obtain any necessary consents, approvals, waivers or modifications as set out below.
If the Purchaser waives the condition in Section 7.4 and elects to have the Vendor continue its efforts to obtain any necessary consents, approvals, waivers or modifications and the Closing occurs, the Vendor’s sole obligation shall be to:
(a)	apply for and use best efforts to obtain all consents, approvals, waivers or modifications acceptable to the Purchaser acting reasonably; and
(b)
take all such actions and do, or cause to be done, all such things at the request of the Purchaser as shall reasonably be necessary in order that the value and benefits of the applicable Restricted Rights shall be preserved and endure to the benefit of the Purchaser.

ARTICLE 3
PURCHASE PRICE
3.1	Purchase Price
At the Closing Time, the amount payable by the Purchaser for the Purchased Shares, exclusive of all applicable sales and transfer taxes, shall be paid to the Vendors as follows:
(a)
USD$80,000. The payment will be made by wire transfer of immediately available funds to the bank accounts indicated in writing by Vendor. Each Vendor shall a portion of this amount commensurate to their shareholders in the Company.

3.2	Bonus Payments
Provided that both of the Vendors at such time remain shareholders of the Purchaser, the Purchaser shall owe the Vendors (as a one time payment) the additional sum of US$750,000, within 60 days after the Company earns net income in the amount of US$10.0 million. Each Vendor shall a portion of this amount commensurate to their shareholders in the Company.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE VENDOR REGARDING THE COMPANY
Vendors represents and warrants that the following representations and warranties are true and correct on the Signing Date and will be true and correct on the Closing Date, unless they are made (expressly or due to their nature) with respect to a different date, in which case they will be true and correct on that date:
4.1	Incorporation and Corporate Power
The Company is duly organized and existing under the Applicable Laws of its place of incorporation. the Company has all corporate powers required to conduct the Business, to use and hold the right of ownership over its assets and to develop the activities that make up its corporate purpose as it has done to date, as permitted by Applicable Law and its Corporate Documents.
4.2	Registration
Neither the nature of the Company’s business nor the location or character of the assets owned or leased by the Company requires it to be registered, licensed or otherwise qualified as a foreign corporation in any jurisdiction other than in the Department of Santander where it is duly registered, licensed or otherwise qualified for such purpose.
4.3	Subsidiaries
The Company does not have any Subsidiaries.
4.4	Capitalization
The authorized and issued share capital of the Company consists of 5,000 shares.  All of the Purchased Shares have been duly and validly issued and are outstanding as fully paid and non-assessable shares.  No options, warrants or other rights to purchase shares or other securities of the Company and no securities or obligations convertible into or exchangeable for shares or other securities of the Company have been authorized or agreed to be issued or are outstanding.

4.5	Absence of Conflicts
The Company is not a party to, bound or affected by or subject to any:

(a)	Contract;
(b)	charter or by-law; or
(c)	Laws or Governmental Authorizations;

that would be violated, breached by, or under which default would occur or an Encumbrance would be created, or in respect of which the obligations of the Company will increase or the rights or entitlements of the Company will decrease or any obligation on the part of the Company to give notice to any Governmental Authority will arise, as a result of the execution and delivery of, or the performance of obligations under, this Agreement or any other agreement to be entered into under the terms of this Agreement.  There has been no sale, assignment, subletting, licensing or granting of any rights in or other disposition of or in respect of any of the Company’s assets or any granting of any Contract or right capable of becoming an agreement or option for the purchase, assignment, subletting, licensing or granting of any rights in or other disposition of any of such assets other than pursuant to the provisions of, or as disclosed in, this Agreement or pursuant to purchase orders accepted by the Company in the ordinary course of business.
4.6	Financial Statements
The Financial Statements (i) were prepared in accordance with the Accounting Rules, applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (such adjustments not being material, either individually or in the aggregate)  and the absence of notes; (ii) are complete and correct in all respects; and (iii) fairly present the financial position, results of operations and cash flows of the Company, as of the dates and for the periods indicated therein, all in accordance with the Accounting Rules.
4.7	Absence of Undisclosed Liabilities
The Company has not incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise), which continue to be outstanding, except as disclosed in the Financial Statements.

4.8	Absence of Changes and Unusual Transactions
Since the date of the Balance Sheet:
(a)	there has not been any change in the financial condition, operations or prospects of the Company other than changes in the ordinary course of business, none of which has a Material Adverse Effect;
(b)	there has not been any material change in the level or value of Inventories;
(c)
the Company has not transferred, assigned, sold or otherwise disposed of any of the assets shown or reflected in the Balance Sheet or cancelled any debts or entitlements except, in each case, in the ordinary course of business;

(d)
the Company has not incurred or assumed any obligation or liability (fixed or contingent), except those described in Section 4.8 and except unsecured current obligations and liabilities incurred in the ordinary course of business;

(e)
the Company has not discharged or satisfied any Encumbrance, or paid any obligation or liability (fixed or contingent) other than liabilities included in the Balance Sheet and liabilities incurred since the date of the Balance Sheet in the ordinary course of business;

(f)
the Company has not suffered an operating loss or any unusual or extraordinary loss except as is consistent with its financial performance over the 12 month period prior to the date hereof, waived or omitted to take any action in respect of any rights, or entered into any commitment or transaction not in the ordinary course of business where such loss, rights, commitment or transaction is or would be material in relation to the Company;

(g)
the Company has not granted any bonuses, whether monetary or otherwise, or made any general wage or salary increases in respect of its Employees, other than as provided for in the Collective Agreements, or changed the terms of employment for any Employee or entered into a written contract with any Employee;

(h)
the Company has not, directly or indirectly, engaged in any transaction, made any loan or entered into any arrangement with any officer, director, partner, shareholder, Employee (whether current or former or retired), consultant, independent contractor or agent of the Company;

(i)	the Company has not, except for Permitted Encumbrances, has created or permitted to exist any Encumbrance affecting any of its assets or property;

(j)
the Company has not, directly or indirectly, declared or paid any dividends or declared or made any other payments or distributions on or in respect of any of its shares and has not, directly or indirectly, purchased or otherwise acquired any of its shares; and

(k)	the Company has not authorized, agreed or otherwise become committed to do any of the foregoing.
4.9	Non-Arm’s Length Transactions
No director or officer, former director or officer, shareholder or Employee of, or any other Person not dealing at arm’s length with the Company or the Vendor is engaged in any transaction or arrangement with or is a party to a Contract with, or has any indebtedness, liability or obligation to, the Company except for employment arrangements with Employees.
4.10	No Joint Venture Interests or Strategic Alliances
The Company is not a party to a strategic alliance or co-operative agreement or is a partner, beneficiary, trustee, co-tenant, joint-venturer or otherwise a participant in any partnership, trust, joint venture, co-tenancy or similar jointly owned business undertaking and the Company has no significant investment interests in any business owned or controlled by any third party.
4.11	Absence of Contingent Liabilities/Debts
The Company has not given or agreed to give, or is a party to or bound by, any guarantee, surety or indemnity in respect of indebtedness, or other obligations, of any Person, or any other commitment by which the Company is, or is contingently, responsible for such indebtedness or other obligations. The Company does not have any outstanding debt, other than as incurred in the normal course of business, or any outstanding loans to shareholders or third parties.
4.12	Major Suppliers and Customers
Schedule 4.12 sets forth a comprehensive listing of each supplier of goods and services to, and each customer of, the Company to whom the Company paid or billed in excess of $10,000 in the aggregate during the 12 month period ending December 31, 2018, together with, in each case, the amount so billed or paid.  Since the date hereof, there has been no termination or modification or change in the business relationship with any such supplier or customer.  To the knowledge of the Vendor, no such supplier or customer has any intention to change its relationship or the terms upon which it conducts business with the Company as a result of the transfer of the Purchased Shares as contemplated in this Agreement.

4.13	Sufficiency of Assets
The Real Property Leases, Tangible Personal Property, Equipment Contracts, Appurtenances, Accounts Receivable, Governmental Authorizations, Improvements and Inventories of the Company are sufficient for the continued conduct of the Company’s businesses after the Closing in substantially the same manner as conducted prior to the Closing.
4.14	Title to Certain Assets
The Company is the sole legal and beneficial and (where its interests are registrable) the sole registered owner of all of its assets and interests in its assets, with good and valid title, free and clear of all Encumbrances other than Permitted Encumbrances.  Schedule 4.14 sets out a list of all of the fixed assets, excluding small wares, of the Company.
4.15	Condition of Certain Assets
The Tangible Personal Property is in good condition, repair and (where applicable) proper working order, having regard to its use and age and such assets have been properly and regularly maintained.
4.16	Location of the Assets
All of the assets of the Company are located at the Leased Real Property.
4.17	Inventories
All Inventories are valued on the books of the Company at cost, using the first in, first out method. The Inventory levels have been maintained at the amounts required for the operations of the Company as previously conducted and such Inventory levels are adequate for such operations.
4.18	Collectability of Accounts Receivable
The Accounts Receivable are good and collectible at the aggregate recorded amounts, except to the extent of any reserves and allowances for doubtful accounts provided for such Accounts Receivable in the Books and Records, and are not subject to any defence, counterclaim or set off.

4.19	Business in Compliance with Law
The operations of the Company has been and are now conducted in compliance with all Aplicable Laws of each jurisdiction in which the Company operates, the Laws of which have been and are now applicable to the business or products of the Company.
4.20	Governmental Authorizations
Schedule 4.20  sets forth a complete list of the Governmental Authorizations and true and complete copies of such authorizations have been delivered or made available to the Purchaser.  The Governmental Authorizations listed in Schedule 4.20 are all the authorizations required by the Company to enable each of them to carry on its business in compliance with all Laws. Such Governmental Authorizations are in full force and effect in accordance with their terms, and no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation of any such Governmental Authorization or give rise to an obligation on the part of the Company to undertake or bear any cost.  No proceedings are pending or, to the knowledge of the Vendor, threatened, which could result in their revocation or limitation and all steps have been taken and filings made on a timely basis with respect to each Governmental Authorization and its renewal.
4.21	Restrictive Covenants
The Company is not a party to or bound or affected by any Contract: (a) limiting the freedom of the Company to compete in any line of business or any geographic area, acquire goods or services from any supplier, establish the prices at which it may sell any goods or services, sell goods or services to any customer or potential customer, or transfer or move any of its assets or operations; or (b) which has a Material Adverse Effect.
4.22	Technology
(a)
Schedule 4.22 (a) sets forth a complete list and a brief description of all Intellectual Property which has been registered, or for which applications for registration have been filed, by or on behalf of the Company.

(b)
Schedule 4.22 (b) sets forth a complete list and brief description of all Contracts and Encumbrances relating to any of the Technology.  Such Contracts are in full force and effect and no default exists on the part of the Company or, to the knowledge of the Company, on the part of the other parties thereto.

4.23	Equipment Contracts
Schedule 4.23 sets forth a complete list of all Equipment Contracts together with a description of the Tangible Personal Property to which the Equipment Contracts relate.  The Equipment Contracts listed in Schedule 4.23 are all those used to earn the revenue shown on the Financial Statements.  All of the Equipment Contracts are in full force and effect unamended and there are no outstanding defaults (or events which would constitute a default with the passage of time or giving of notice or both) under the Equipment Contracts on the part of the Company, or on the part of any of the other parties thereto.  The interest of the Company under each of the Equipment Contracts is held free and clear of any Encumbrance, and all payments due under the Equipment Contracts have been duly and punctually paid.
4.24	Leased Real Property
(a)	Schedule 4.24 sets forth a complete list of the Leased Real Property and the agreements related to such Leased Real Property.
(b)
The Real Property Leases have not been altered or amended and are in full force and effect.  There are no Contracts between the landlord and tenant, or sublandlord and subtenant, or other relevant parties relating to the use and occupation of the Leased Real Property, other than as contained in the Real Property Leases.

(c)
There are no outstanding defaults (or events which would constitute a default with the passage of time or giving of notice or both) under the Real Property Leases on the part of the Company or on the part of any other party to such Real Property Leases.

(d)	All interests held by the Company as lessee or occupant under the Real Property Leases are free and clear of all Encumbrances other than Permitted Encumbrances.
(e)	The Company does not have an option, right of first refusal or other right relating to the Leased Real Property, other than as set out in the Real Property Leases.
(f)	The Company has not waived or omitted to take any action in respect of any material rights under any of the Real Property Leases.
4.25	Environmental Matters
(a)	The Company’s’ Business is and has been in compliance with all environmental Applicable Laws and Permits.

(b)
The Company has not received any order, notice or other written communication from any Governmental Authority, relating to any violation or failure to comply with any environmental Applicable Law or Permit.

(c)	There are no ongoing, pending or, to the knowledge of the Vendor, threatened proceedings (in writing) against the Company resulting from or arising under any environmental Applicable Law or Permit.
4.26	Employment Matters
(a)
Schedule 4.28 sets forth a complete and accurate list of the Employees, together with their titles, service dates and material terms of employment, including current wages, salaries or hourly rate of pay, benefits, vacation entitlement, commissions and bonus (whether monetary or otherwise) or other material compensation paid since the beginning of the most recently completed fiscal year Schedule 4.28 also lists Employees on inactive status, including lay-off, short-term disability leave, long-term disability leave, pregnancy and parental leave or other extended absences, or receiving benefits pursuant to workers’ compensation legislation, and specifies the last date of active employment, the reason for the absence and the expected date of return of each such Employee.

(b)
Current and complete copies of all Employment Contracts or, where oral, written summaries of the terms thereof, have been delivered or made available to the Purchaser.  There are no Employment Contracts which are not terminable on the giving of reasonable notice in accordance with applicable Law, nor are there any Employment Contracts providing for cash, other compensation, benefits or contingent rights on Closing.  To the knowledge of the Vendor, no executive employed by the Company has any plans to terminate his or her employment.

(c)
There are no Claims, pending Claims nor, to the knowledge of the Vendor, threatened Claims pursuant to any Laws relating to the Employees or former employees, including employment standards, human rights, labour relations, occupational health and safety, workers’ compensation, pay equity or employment equity.  To the knowledge of the Vendor, nothing has occurred which might lead to a Claim under any such Laws.

(d)
All current assessments under workers’ compensation legislation in relation to the Company and all of their respective contractors and subcontractors have been paid or accrued.  The Company has not been or is subject to any additional or penalty assessment under such legislation which has not been paid or has been given notice of any audit.  Moreover, the Vendor’s accident cost experience is such that there are no pending nor, to the knowledge of the Vendor, potential assessments, experience rating charges or Claims which could adversely affect the Vendor’s premium payments or accident cost experience or result in any additional payments in connection with the Company.

(e)
The Vendor has made available to the Purchaser for review all inspection reports, workplace audits or written equivalent, made under any occupational health and safety legislation which relate to the Company.  There are no outstanding inspection Orders or written equivalent made under any occupational health and safety legislation which relate to the Company.

4.27	Collective Agreements
No Union has bargaining rights in respect of the Company, any Employees or any Persons providing on-site services in respect of the Company. The Company is not a party to or bound by, either directly or indirectly, voluntarily or by operation of law, any Collective Agreement.
4.28	Pension and Other Benefit Plans
The Company does not have any Benefit Plans.
4.29	Insurance
The Company maintains such policies of insurance, issued by responsible insurers, as are appropriate to its operations, property and assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets.  All such policies of insurance are in full force and effect and the Company is not in default, as to the payment of premiums or otherwise, under the terms of any such policy.  Schedule 4.29 sets forth (i) a complete list of all policies of insurance which the Company maintain and the particulars of such policies, including the name of the insurer, the risk insured against, the amount of coverage and the amount of any deductible and a summary of all claims under each such policy for the past two years; (ii) details of any self-insurance arrangements by or affecting the Company, including any reserves established thereunder; and (iii) details of any insurance coverage provided to third parties and details of the policies under which such coverage is provided.

4.30	Material Contracts
Schedule 4.30 sets forth a complete list of the Material Contracts.  The Material Contracts listed in Schedule 4.30 are all in full force and effect unamended and there are no outstanding defaults (or events which would constitute a default with the passage of time or giving of notice or both) under any such Material Contract on the part of the Company or on the part of any other party to such Material Contracts.  The Company has the capacity, including the necessary personnel, equipment and supplies, to perform all its obligations under the Material Contracts.
4.31	Copies of Contracts, etc.
True and complete copies of the Material Contracts and any Restricted Rights have been delivered or made available to the Purchaser.
4.32	Litigation
There are no Claims, investigations or other proceedings, including appeals and applications for review, in progress, or, to the knowledge of the Vendor, pending or threatened against or relating to the Company before any Governmental Authority, which, if determined adversely to the Company, would,
(a)	have a Material Adverse Effect,
(b)	enjoin, restrict or prohibit the transfer of all or any part of the Purchased Shares as contemplated by this Agreement, or
(c)	delay, restrict or prevent the Vendor or the Company from fulfilling any of its obligations set out in this Agreement or arising from this Agreement,
The Vendor has no knowledge of any existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success. There is no judgment, decree, injunction, rule or Order of any Governmental Authority or arbitrator outstanding against the Company.  The Company has not undergone during the last two years, or is currently undergoing, any audit, review, inspection, investigation, survey or examination of records by a Governmental Authority relating to the business of the Company.
4.33	Tax Matters
(a)
The Company has duly and timely made or prepared all Tax Returns required to be made or prepared by it, has duly and timely filed all Tax Returns required to be filed by it with the appropriate Governmental Authority and has duly, completely and correctly reported all income and all other amounts and information required to be reported thereon.

(b)
The Company has duly and timely paid all Taxes, including all instalments on account of Taxes for the current year, that are due and payable by it whether or not assessed by the appropriate Governmental Authority. Provision has been made on the Balance Sheet for amounts at least equal to the amount of all Taxes owing by any one of them that were not yet due and payable by the date of the Balance Sheet and that relate to periods ending on or prior to the date of the Balance Sheet.

(c)
The Company has not requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which (i) to file any Tax Return covering any Taxes for which the Company is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which the Company is or may be liable; (iii) the Company is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Authority may assess or collect Taxes for which the Company is or may be liable.

(d)
Other than those agreements and arrangements described in Section 4.33(d) the Company has not made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Closing Date.

(e)
All income, sales (including goods and services, harmonized sales and provincial or territorial sales) and capital tax liabilities of the Company has been assessed by the relevant Governmental Authorities and notices of assessment have been issued to each such entity by the relevant Governmental Authorities for all taxation years or periods ending prior to and including the taxation year or period ended December 31, 2018.

(f)
There are no proceedings, investigations, audits or Claims now pending or threatened against the Company in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes.

(g)
The Company has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any Employee, officer or director and any non-resident Person), and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by Law to be remitted by it.

(h)
The Company has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by Law to be remitted by it.

4.34	Books and Records
All Books and Records have been delivered or made available to the Purchaser.  Such Books and Records fairly and correctly set out and disclose in all material respects the financial position of the Company and all material financial transactions relating to each of their businesses has been accurately recorded in such Books and Records.  Books and records stored on computer-related or other electronic media are appropriately organized and indexed and no data conversions, translations or technology upgrades are required before such data can be accessed, read, searched and used by the Company’s current Information Technology.
4.35	Corporate Records
(a)
The Articles and by-laws for the Company, including any and all amendments, have been delivered or made available to the Purchaser and such Articles and by-laws as so amended are in full force and effect and no amendments are being made to them.

(b)
The corporate records and minute books for the Company have been delivered or made available to the Purchaser.  The minute books include complete and accurate minutes of all meetings of the directors or shareholders for the Company, held to date or resolutions passed by the directors or shareholders on consent, since the date of its incorporation.  The share certificate book, register of shareholders, register of transfers and register of directors for the Company, are complete and accurate.

4.36	Trade Allowances
No customers of the Company are entitled to or customarily receive discounts, allowances, rebates, credits, preferential terms, or similar reductions in price or other trade terms arising from any agreements or understandings (whether written or oral) with or concessions granted to any customer.

4.37	Third Party Consents
Schedule 4.37 sets forth a complete list of all notifications, approvals and consents required to be obtained by the Company in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement.
4.38	Bank Accounts, etc.
Schedule 4.38 sets forth a complete list of all financial institutions in which the Company maintains any depository account, trust account or safety deposit box and the names of all Persons authorized to draw on or who have access to such accounts or safety deposit boxes.
4.39	Powers of Attorney
There are no outstanding powers of attorney granted by the Company and the names of all Persons who have been given the authority to act on behalf of any of them.
4.40	No Broker
The Vendor has carried on all negotiations relating to this Agreement and the transactions contemplated in this Agreement directly and without intervention on its behalf of any other party in such manner as to give rise to any valid claim for a brokerage commission, finder’s fee or other like payment against the Purchaser or the Company.
4.41	Guarantees
The Company is not a guarantor nor is the surety, guarantor, co-debtor, endorser or joint or severally responsible, or is otherwise liable for any obligation of any Person other than such Company.

4.42	OFAC
(a)
the Company has not knowingly carried out businesses or participated in any transaction with any Blocked Persons. The Company is not included in a list of Blocked Persons, nor have been (i) sentenced because of, (ii) accused before a Governmental Authority of, or (iii) tried before a Governmental Authority for, charges related to money laundering or related activities.

(b)
the Company has not made or received any contribution of funds, assets or services for  the benefit of any Blocked Person, initiated or otherwise participated in any transaction related to any property of any Blocked Person, according to any anti-terrorism Applicable Law, or participated in, or conspired to participate in, any transaction that violates or circumvents, or aims to evade or circumvent, or tries to violate, any prohibition established in any anti-terrorism Applicable Law.

4.43	Anticorruption
(a)
the funds owned by the Company used to conduct the Business are the result of licit commercial activities and can be used pursuant to Applicable Law to conduct the Business.  The Company is not involved in money laundering or corruption events, or other illicit activities, pursuant to Applicable Law.

(b)
the Company have complied with, and is not or has not been in violation of any, anti-terrorist Applicable Laws and Anticorruption Laws, including the Colombian Statute on Transnational Corruption Acts (Law 1778 of 2016).

(c)
neither the Company, nor the Employees, to the knowledge of the Vendor, have given payment, promised to pay nor given an authorization or payment confirmation, directly or indirectly, regarding any gift, payment or other thing of value to (i) a government official, (ii) a candidate to public office, or (iii) any Person which is engaged in business with the Company, in order to illegally obtain or retain a business or illegally obtain any improper advantage for the benefit of the Company.

4.44	Competition and Consumers
(a)
Competition.  The Company has conducted its activities in accordance with Applicable Law on competition, and the Company (i) is not a party to any written or non-written agreement or arrangement, that violates Applicable Law, on the promotion of competition and antitrust, including, but not limited to, agreements that limit their operations or their ability to enter into transactions or that limit their ability to compete in any territory, or agreements with any competitors on pricing or conditions of purchase or sale of goods and services, or regarding the repartition of markets; (ii) has taken any action that is considered unfair competition under Applicable Law; or (iii) has taken any measures that restrict in an illegal manner the market access of competitors. There are no pending or, to the knowledge of the Vendor, threatened (in writing) Litigation regarding such conducts.

(b)
Consumers.  The Company (i) has conducted its activities in accordance with Applicable Law on consumer protection, and is not engaged in misleading publicity campaigns, and (ii) there are no pending or, to the knowledge of the Vendor, threatened (in writing) Litigation regarding such conducts.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE VENDOR

Vendor represents and warrants that the following representations and warranties are true and correct on the Signing Date and will be true and correct on the Closing Date, unless they are made (expressly or due to their nature) with respect to a different date, in which case they will be true and correct on that date.
5.1	Status of the Vendor and Right to Sell
The Vendors are individuals residing in Bucuramanga, Santander, Colombia.  The Vendors are the sole registered and beneficial owner of the Purchased Shares free and clear of all Encumbrances.  The Vendor has the exclusive right to dispose of the Purchased Shares as provided in this Agreement and such disposition will not violate, contravene, breach or offend against or result in any default under any Contractor or agreement to which the Vendor is a party or subject or by which the Vendor is bound or affected.
5.2	Due Authorization and Enforceability of Obligations
The Vendor has all necessary power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement.  This Agreement constitutes, and each other agreement to be executed by the Vendor in connection with the Closing will constitute, a valid and binding obligation of the Vendor enforceable against it in accordance with its terms
5.3	No Conflict
The execution of this Agreement by Vendor and the fulfillment of the commitments, obligations and covenants contained herein by Vendor and the consummation of the Transactions and operations contemplated in this Agreement, do not and will not:
(a)
Require or will require the procurement of any consent, waiver, approval, order, license, authorization, Permit by, or any action, filing or notice before any Governmental Authority (except when this Agreement provides otherwise), and shall not result in a breach of any term or provision of an order of a Governmental Authority applicable to Vendor;

(b)	Create any conflict nor result in the violation or breach of any term or provision of any Applicable Law applicable to Vendor; and
(c)
Result in (i) a violation of any agreement or legal act to which Vendor is a party; (ii) the acceleration of any obligation of Vendor, or any change or detriment of any right contained in any agreement to which Vendor is a party; (iii) a cause for termination under any agreement to which Purchaser is a party; or (iv) the imposition of a Lien on Vendor’s assets.

5.4	Litigation
There is no order from a Governmental Authority or any Litigation against any Vendor (a) with respect to the Purchase Shares; or (b) with the effect of leading to a prohibition, restriction, limitation, condition, delay or questioning of the Transaction or that may limit or restrict Vendor’s ability to carry out the transactions contemplated under the Agreement.  There are no events or circumstances that may lead to the commencement of any proceeding by a Governmental Authority or any Litigation that may have the effects or characteristics mentioned above.
5.5	Intermediaries and/or Brokers
No broker, intermediary or investment banker, agent, representative or consultant hired by Vendor shall be entitled to the payment, by the Company or Purchaser, of brokerage, intermediation fees or other fees or commissions with respect to the transactions contemplated by this Agreement.
5.6	Informed Decision
Vendor (either on its own account or together with its advisors) has enough knowledge to structure the transactions contemplated under this Agreement and to assess the fiscal and economic implications thereof, as well as its risks. Vendor’s decision was an informed decision, based on the guidance of its own expert advisors in legal, financial, tax and accounting matters, among others.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to the Vendor the matters set out below:

6.1	Status of the Purchaser
The Purchaser is a corporation existing under the laws of the Province of Ontario.
6.2	Due Authorization and Enforceability of Obligations
The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action of the Purchaser. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.
6.3	Absence of Conflicts
The Purchaser is not a party to, bound or affected by or subject to any:
(a)	indenture, mortgage, lease, agreement, obligation or instrument;
(b)	charter or by-law provision; or
(c)	Laws or Governmental Authorizations;
that would be violated, breached by, or under which default would occur or an Encumbrance would be created as a result of the execution and delivery of, or the performance of obligations under, this Agreement or any other agreement to be entered into under the terms of this Agreement.
ARTICLE 7
NON-WAIVER; SURVIVAL

7.1	Non-Waiver
No investigations made by or on behalf of the Purchaser at any time shall have the effect of waiving, diminishing the scope or otherwise affecting any representation or warranty made by the Vendor in or pursuant to this Agreement.  No waiver of any condition or other provisions, in whole or in part, shall constitute a waiver of any other condition or provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

7.2	Nature and Survival
All representations, warranties and covenants contained in this Agreement on the part of each of the Parties shall survive:
(a)	the Closing;
(b)	the execution and delivery under this Agreement of any share or security transfer instruments or other documents of title to any of the Purchased Shares; and
(c)	the payment of the consideration for the Purchased Shares,
in each case, for a period of time not to exceed three (3) years from the Closing Date.
ARTICLE 8
PURCHASER'S CONDITIONS PRECEDENT

The obligation of the Purchaser to complete the purchase of the Purchased Shares under this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by it in whole or in part).
8.1	Truth and Accuracy of Representations of Vendor at the Closing Time
All of the representations and warranties of the Vendor made in or pursuant to this Agreement shall be true and correct as at the Closing Time and with the same effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement) and the Purchaser shall have received a certificate from a senior officer of the Company and from Vendor confirming the truth and correctness of such representations and warranties.
8.2	Performance of Obligations
The Vendor shall have performed or complied with, in all respects, all its obligations and covenants under this Agreement and the Purchaser shall have received a certificate from a senior officer of the Company and the Vendor confirming such performance or compliance, as the case may be.

8.3	Receipt of Closing Documentation and Books and Records
All documentation relating to the due authorization and completion of the sale and purchase of the Purchased Shares under this Agreement and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Vendor of its obligations under this Agreement, shall be satisfactory to the Purchaser, acting reasonably, and the Purchaser shall have received copies of the Books and Records and all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement and the taking of all corporate proceedings in connection with such transactions in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to the Purchaser.
8.4	Consents, Authorizations and Registrations
(a)
All consents, approvals, Orders and authorizations of any Person (and registrations, declarations, filings or recordings with any Governmental Authority), required in connection with the completion of any of the transactions contemplated by this Agreement, the execution of this Agreement, the Closing or the performance of any of the terms and conditions of this Agreement, including consents to the disclosure of Personal Information to the Purchaser and the continuing use of such Personal Information by the Company in a manner consistent with the operation of their respective businesses and any consents required under Contracts shall have been obtained at or before the Closing Time on terms acceptable to the Purchaser, acting reasonably.

(b)	All consents, approvals, waivers or modifications to Restricted Rights required by the Purchaser shall have been obtained at or before the Closing Time on terms acceptable to the Purchaser.
8.5	No Proceedings
There shall be no Order issued delaying, restricting or preventing, and no pending or threatened Claim, or judicial or administrative proceeding, or investigation against any Party by any Person, for the purpose of enjoining, delaying, restricting or preventing, the consummation of the transactions contemplated by this Agreement or otherwise claiming that this Agreement or the consummation of such transactions is improper or would give rise to proceedings under any Laws.

8.6	Encumbrances
The Purchaser shall have received evidence satisfactory to it that all Encumbrances other than Permitted Encumbrances have been discharged and that the assets of the Company are free and clear of all Encumbrances other than Permitted Encumbrances.
8.7	No Material Damage
No material damage by fire or other hazard to the assets of the Company shall have occurred prior to the Closing Time.
8.8	Directors and Officers of the Company
The Board of Directors of the Company at the Closing Time shall consist of four (4) individuals nominated by the Purchaser and one (1) individual nominated by the Vendor and there shall have been delivered to the Purchaser on or before the Closing Time the resignations of all individuals who are currently directors or officers of the Company (except to the extent that the Vendor shall have been notified to the contrary by the Purchaser) and duly executed comprehensive releases from each such individual and from the Vendor of all their claims respectively, against the Company except for any claims for current unpaid remuneration.
8.9	Due Diligence Review
On or before the Closing Time, the Purchaser shall have completed, and be satisfied, in its sole discretion, with the results of its due diligence review of the Vendor, the Company, the Company’s assets and business which shall include a full technical, operational commercial and legal due diligence review.
8.10	Execution of the Lease Agreement
On or before the Closing Time the Company shall executed the Lease Agreement.

ARTICLE 9
VENDOR’S CONDITIONS PRECEDENT
The obligations of the Vendor to complete the sale of the Purchased Shares under this Agreement shall be subject to the satisfaction of or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Vendor and may be waived by it in whole or in part).
9.1	Truth and Accuracy of Representations of the Purchaser at Closing Time
 All of the representations and warranties of the Purchaser made in or pursuant to this Agreement shall be true and correct as at the Closing Time and with the same effect as if made at and as of the Closing Time and the Vendor shall have received a certificate from a senior officer of the Purchaser confirming to his knowledge (after due inquiry), without personal liability the truth and correctness of such representations and warranties.
9.2	Performance of Obligations
The Purchaser shall have performed or complied with, in all respects, all its obligations and covenants under this Agreement  and the Vendor shall have received a certificate from a senior officer of the Purchaser confirming to his knowledge (after due inquiry), without personal liability such performance or compliance, as the case may be.
If any of the foregoing conditions in this Article has not been fulfilled by Closing, the Vendor may terminate this Agreement by notice in writing to the Purchaser, in which event the Vendor is released from all obligations under this Agreement, and unless the Vendor can show that the condition relied upon could reasonably have been performed by the Purchaser, the Purchaser is also released from all obligations under this Agreement.  However, the Vendor may waive compliance with any condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfilment of any other condition in whole or in part or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.
ARTICLE 10
OTHER COVENANTS OF THE PARTIES

10.1	Conduct of Business Prior to Closing
During the period from the date of this Agreement to the Closing Time, the Vendor shall cause the Company to do the following:

(a)
Conduct Business in the Ordinary Course – except as otherwise contemplated or permitted by this Agreement, conduct its business in the ordinary course, consistent with past practice and not, without the prior written consent of the Purchaser, enter into any transaction which, if effected before the date of this Agreement, would constitute a breach of the representations, warranties or agreements of the Vendor contained in this Agreement;

(b)	Maintain Good Relations – use all reasonable efforts to maintain good relations with the Employees, customers and suppliers;
(c)
Continue Insurance – continue in force all policies of insurance maintained by or for the benefit of the Company and give all notices and present claims under all insurance policies in a timely fashion;

(d)	Comply with Laws – comply with all Applicable Laws affecting the operation of the Company;
(e)	Prevent Certain Changes – not, without the prior written consent of the Purchaser, take any of the actions, do any of the things or perform any of the acts out of the ordinary course of business; and
(f)
Approvals – cooperate with the Purchaser and use all commercially reasonable efforts to obtain and diligently assist the Purchaser in obtaining all necessary consents, approvals and authorizations under any Applicable Law.

10.2	Access for Investigation
(a)
The Vendor shall permit the Purchaser and its representatives, between the date of this Agreement and the Closing Time, to have free and unrestricted access during normal business hours to (i) the Real Property, (ii) all other locations where Books and Records or other material relevant to the business of the Company are stored; (iii) all the Books and Records and (iv) the properties and assets used by the Company.  The Vendor shall furnish to the Purchaser copies of Books and Records as the Purchaser shall from time to time reasonably request to enable confirmation of the matters warranted in ARTICLE 4.  Without limiting the generality of the foregoing, the accounting representatives of the Purchaser shall be afforded ample opportunity to make a full investigation of all aspects of the financial affairs of the Vendor in connection with the affairs of the Company.  The Purchaser shall have the right to have the Tangible Personal Property and the Technology inspected and tested by the Purchaser’s representatives.  The Vendor shall cooperate and assist, to the extent reasonably requested by the Purchaser, with the Purchaser’s investigation of the property, business, assets, undertaking and financial condition of the Company.  The Purchaser’s rights of access shall be exercised in a manner that does not unreasonably interfere with the operations of the Company.

10.3	Exclusivity
(a)
From the date of this Agreement until the earlier of (i) the Closing Date and (ii) the termination of this Agreement pursuant to ARTICLE 11, the Vendor covenants that it will not, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with, or in any manner encourage, discuss, accept or consider any proposal of any other person relating to the acquisition of the Purchased Shares, or the Company’s assets or properties in whole or in part, whether through direct purchase, merger, consolidation or other business combination and whether through disposing, optioning or transferring the rights to the Company’s properties or assets to a third party, including without limitation any single or multi-step transaction or series of related transactions, (each, an “Alternative Transaction”).  The Vendor will immediately (and in any event within 24 hours) notify the Purchaser in writing regarding any contact between the Vendor, the Company or their respective representatives and any other person regarding any such offer or proposal or any related inquiry and provide the Purchaser with a copy of any such correspondence or related materials.

10.4	Actions to Satisfy Closing Conditions
Each of the Parties shall take all such actions as are within its power to control, and use reasonable commercial efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with each of the conditions and covenants set forth in ARTICLE 7, ARTICLE 8 and ARTICLE 9 which are for the benefit of any other Party,  provided that the Purchaser shall not be required to dispose of or make any change to its business, the business of any of its Affiliates or the business of the Company, or expend any material amounts or incur any other obligation in order to comply with this Section.
10.5	Submission to Jurisdiction
This Agreement and any non-contractual obligations arising in connection with it shall be governed by and constructed in accordance with Colombian law.

10.6	Notice of Untrue Representation or Warranty
The Vendor shall notify the Purchaser, and the Purchaser shall notify the Vendor, promptly upon any representation or warranty made by it contained in this Agreement becoming incorrect prior to Closing, and, for the purposes of this Section 10.6 unless otherwise specified, each representation and warranty shall be deemed to be given at and as of all times from the date of this Agreement to the Closing Date. Any such notice shall set out particulars of the untrue or incorrect representation or warranty and details of any actions being taken by the Vendor or the Purchaser, as the case may be, to rectify the incorrectness. No such notice will relieve either Party of any right or remedy provided for in this Agreement.
ARTICLE 11
TERMINATION

11.1	Termination. Notwithstanding any other provision in this Agreement, this Agreement may be terminated at any time prior to the Closing Date as follows:
(a)	by mutual written agreement by the parties;
(b)	by the Purchaser if:
(i)	the Vendor breaches any of its representations or warranties or fails to comply with any covenants contained herein; or
(ii)	any of the conditions precedent contained herein for the benefit of the Purchaser have not been complied with by September 30, 2019; or
(c)	by the Vendor if:
(i)	the Purchaser breaches any of its representations or warranties or fails to comply with any covenants contained herein; or
(ii)	any of the conditions precedent contained herein for the benefit of the Vendor have not been complied with by September 30, 2019;
Any party desiring to terminate this Agreement pursuant to this Section 11.1 shall give written notice of such termination to the other party.

This Agreement shall terminate automatically in the event that the Transaction has not been completed by September 30, 2019, unless such date has been extended by mutual agreement of the parties in writing (the “Outside Date”) and no Break Fee (as defined below) shall be payable by the Vendor pursuant to Section 11.2 herein.

11.2
Break-Fee:  If this Agreement is terminated in accordance with the terms hereunder, other than pursuant to Sections 11.1(a) or 11.1(c), the Vendor  agrees to pay in cash to the Purchaser a break-up fee of $250,000 plus an amount equal to all reasonable expenses  incurred in connection with this proposed Transaction (the “Break Fee”) to compensate the Purchaser for its expenses and time lost due to failure of the Vendor to complete the Transaction. The Break Fee will be payable immediately upon such termination.

ARTICLE 12
INDEMNIFICATION
12.1	Indemnification by the Vendor
The Vendor shall indemnify and save harmless the Purchaser, its directors, officers, agents, employees and shareholders (collectively referred to as the “Purchaser Indemnified Parties”) from and against all Claims, whether or not arising due to third party Claims, which may be made or brought against the Purchaser Indemnified Parties, or which they may suffer or incur, directly or indirectly, as a result of or in connection with or relating to:
(i)
any non-fulfilment or breach of any covenant or agreement on the part of the Vendor contained in this Agreement or in any certificate or other document furnished by or on behalf of the Vendor pursuant to this Agreement;

(ii)
any misrepresentation or any incorrectness in or breach of any representation or warranty of the Vendor contained in this Agreement or in any certificate or other document furnished by or on behalf of the Vendor pursuant to this Agreement;

(iii)	liability to third Persons and warranty obligations which occurred prior to the Closing Date; and
(iv)
any liability for Taxes in respect of any taxation year or other period ended prior to the Closing Date, or any portion of a taxation year or other period up to and including the Closing Date, for which no adequate reserve has been provided and disclosed in the Balance Sheet;

(b)
Vendor agrees to indemnify and hold Purchaser harmless from any Loss suffered or incurred by Purchaser or by the Company resulting from any breach of the Lease Agreement, or from any third party Claim that may prevent the company to use such leased real estate for its business.  The Purchaser and Vender agree in good faith to work together to resolve any issues regarding any Liens on the real estate, including a potential purchase of a portion of the real estate.  The Purchaser acknowledges that a portion of the real estate is being used for non-cannabis agricultural uses until such crops are harvested.

(c)
The Purchaser agrees that it will not make a claim in respect of any misrepresentation, incorrectness in or breach of any representation or warranty, or breach of covenant, by the Vendor, or any claim for indemnification, under this Agreement unless such claim (or claims) exceed $5,000 in the aggregate.  Once one or more claims exceeds $5,000 the Purchaser is entitled to bring a claim against the Vendor.

12.2	Indemnification Procedures for Third Party Claims
(a)
In the case of Claims made by a third party with respect to which indemnification is sought, the Party seeking indemnification (the “Indemnified Party”) shall give prompt notice, and in any event within 20 days, to the other Party (the “Indemnifying Party”) of any such Claims made upon it.  If the Indemnified Party fails to give such notice, such failure shall not preclude the Indemnified Party from obtaining such indemnification but its right to indemnification may be reduced to the extent that such delay prejudiced the defence of the Claim or increased the amount of liability or cost of defense.

(b)
The Indemnifying Party shall have the right, by notice to the Indemnified Party given not later than 30 days after receipt of the notice described in Section 12.2(a) , to assume the control of the defence, compromise or settlement of the Claim, provided that such assumption shall, by its terms, be without cost to the Indemnified Party and provided the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms contained in this Section in respect of that Claim.

(c)
Upon the assumption of control of any Claim by the Indemnifying Party as set out in Section 12.2(b), the Indemnifying Party shall diligently proceed with the defence, compromise or settlement of the Claim at its sole expense, including if necessary, employment of counsel and experts reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party shall cooperate fully, but at the expense of the Indemnifying Party with respect to any out-of-pocket expenses incurred, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party’s control, make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party are reasonably necessary to enable the Indemnifying Party to conduct such defence.  The Indemnified Party shall also have the right to participate in the negotiation, settlement or defence of any Claim at its own expense.

(d)
The final determination of any Claim pursuant to this Section, including all related costs and expenses, shall be binding and conclusive upon the Parties as to the validity or invalidity, as the case may be, of such Claim against the Indemnifying Party.

(e)
If the Indemnifying Party does not assume control of a Claim as permitted in Section 12.2(b), the Indemnified Party shall be entitled to make such settlement of the Claim as in its sole discretion may appear advisable, and such settlement or any other final determination of the Claim shall be binding upon the Indemnifying Party.

ARTICLE 13
GENERAL

13.1	Arbitration
Any dispute, claim or controversy arising from this Agreement or related to the same shall be finally resolved exclusively by arbitration administered by the International Chamber of Commerce (the “ICC Court”) in accordance with the Rules of Arbitration of the Chamber of Commerce (the “ICC Rules”), in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the Parties.  The arbitration shall be conducted by three (3) arbitrators, each of whom shall be fluent in the English language (the “Arbitral Tribunal”).  The seat of the arbitration shall be in Bogotá, Colombia; provided, however, that the Arbitral Tribunal shall have the power to conduct proceedings and hearings in other venues, as long as mutually agreed by the parties to the arbitration.

(a)
The Party initiating arbitration (the “Claimant”) shall nominate an arbitrator in its request for arbitration (the “Arbitration Request”).  The other Party or Parties (the “Respondent”), shall nominate an arbitrator within thirty (30) days of receipt of the Arbitration Request and shall notify the Claimant of such nomination in writing.  If either the Claimant or the Respondent fails to nominate an arbitrator within the specified time period, then the ICC Court shall appoint an arbitrator on behalf of the Claimant and/or Respondent.  The first two arbitrators, once appointed by the ICC Court, shall nominate a third arbitrator within thirty (30) days.  If the first two arbitrators appointed fail to nominate a third arbitrator within such time, the ICC Court shall appoint the third arbitrator and shall promptly notify the Parties of the appointment.  The third arbitrator shall act as chair of the Arbitral Tribunal.

(i)
The Arbitral Tribunal shall have the authority to make an award, order or ruling in accordance with, and subject to the terms of, this Agreement (including for injunctive relief or specific performance) (each, an “Award”).

(ii)
Any Award rendered by the arbitrators shall be in writing in the English language and shall be final and binding upon the Parties, and may include an award of costs, including reasonable legal fees and disbursements.  Judgment upon the Award rendered may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant parties or their assets or properties and, to the maximum extent permitted by Applicable Law, the Parties agree that any court of competent jurisdiction in which enforcement of the Award is sought shall have power to enforce the relief awarded by the Arbitral Tribunal, regardless of whether such relief is characterized as legal, equitable or otherwise.

13.2	Expenses
Except as otherwise provided in this Agreement each Party shall pay all costs and expenses (including the fees and disbursements of legal counsel and other advisers) it incurs in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement.  In particular, the Vendor shall be responsible for any fees and expenses of any broker or investment advisor retained in connection with the sale of the Purchased Shares and such fees and expenses shall not constitute an obligation of the Company, or the Purchaser.
13.3	Notices
Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile or e-mail:

(a)	in the case of a Notice to the Vendor at:
(b)	in the case of a Notice to the Purchaser at:
65 Queen Street West, Suite 800, Toronto, ON M5H 2M5 Attention: Damian Lopez
13.4	Assignment
The Purchaser shall be entitled, upon giving notice to the Vendor at any time not less than two days prior to the Closing Date, to assign all of its rights and obligations under this Agreement to any Affiliate of the Purchaser.  In such case, such assignee shall have and may exercise all the rights, and shall assume all of the obligations, of the Purchaser under this Agreement, except that such assignment shall not release the Purchaser from liability for its obligations under this Agreement. Except for such permitted assignment, no party may assign this Agreement or any of the benefits, rights or obligations under this Agreement without the prior written consent of the other Party.
13.5	Enurement
This Agreement enures to the benefit of and is binding upon the Parties and their respective heirs, attorneys, guardians, estate trustees, executors, trustees and permitted assigns and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns.
13.6	Amendment
No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, is binding unless executed in writing by the Party to be bound thereby.
13.7	Further Assurances
The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing.
13.8	Execution and Delivery
This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles together constitute one and the same agreement.

IN WITNESS OF WHICH the Parties have executed this Agreement.
VENDOR
/s/"Roberto Perez"	/s/"Guillermo Andres Ramirez Martinez"
Witness	GUILLERMO ANDRES RAMIREZ MARTINEZ

/s/"Roberto Perez"	/s/"Guillermo Andres Ramirez Martinez"
Witness	GUILLERMO ANDRES RAMIREZ MARTINEZ on behalf of GUILLERMO RAMIREZ CABRALES

/s/"Roberto Perez"	/s/"Oscar Mauricio Franco Ulloa"
Witness	OSCAR MAURICIO FRANCO ULLOA

PURCHASER	FLORA GROWTH CORP.
Per: “Damian Lopez”
Authorized Signing Officer

Schedule “A”
Material Terms of JVSA
JOINT VENTURE TERM SHEET
A. Parties	Purchaser and Vendor
B. Purpose of Agreement	A unanimous shareholders’ agreement (the “Shareholders Agreement”) will govern the shareholders’ relations as shareholders of the Company.
C. Operating Model
The Company will have its own employees and management reporting to the Board (as hereinafter defined) and/or various non-executive committees that will provide interface between the Board, the management team and the shareholders and will provide advice to the Board as needed. Day-to-day operations will be carried out by the management of the Company.  Management of the Company, including the Chief Executive Officer and Chief Financial Officer, is to be appointed by the Purchaser.

D. Project Expenditures and Funding Obligations
The interest of the Vendor will be free carried and there will be no dilution to them until such time that the Company or the Company’s majority shareholder raises an aggregate of USD$25,000,000 in one or more equity financings (the “Financing Milestone”).  Following completion of the Financing Milestone, all shareholders of the Company will be diluted equally in connection with any equity financing or financing convertible into equity. The free carried interest will not extend to successors or assigns of the Vendor.  Prior to the Financing Milestone, the Purchaser will have the right to fund the Company by loans or equity so long as such funding is non dilutive to the Vendor.

E. Board
General. The board of directors of the Company (the “Board”) will be responsible to oversee and direct the business and affairs of the Company.
Composition: The Board will initially be comprised of five directors, four nominated by the Purchaser and one nominated by the Vendor.  The Vendor’s right to nominate a director to the board of directors of the Company shall be subject to the Vendor owning a minimum of 10% of the issued and outstanding shares of the Company.
Voting. Except as otherwise provided below, all actions by the Board will be by majority vote.
Matters Requiring Unanimous Board Approval. The following matters will require unanimous approval of the Board:
(a) Dissolution of the Company; and
(b) Permanent cessation of operations or abandonment of the business of the Company other than due to health and safety reasons;
If any of the matters described above as requiring approval by a unanimous vote of the Board is not so approved, it will not be proceeded with.

F. Distribution Policy
Based on Board decisions, the Company will distribute all distributable cash (as determined by the parties). Distributions will first be made by way of payments of interest and principal on shareholder loans and thereafter as dividends on shares. Repayment of related party loans will be based on Board decisions.

G. Operator and Management
The Purchaser or its affiliates will have the right to act as operator or to appoint the operator. The Purchaser will be entitled to appoint the President and Chief Executive Officer as well as all other officers of the Company.

H. No Dilution
Once the Vendor holds less than 10% of the issued and outstanding share capital of the Company, if a shareholder elects not to fund or defaults in funding its full share of costs of an adopted program and budget or elects not to fund or defaults in funding any other costs as required to be funded, its ownership interest will be reduced in a manner to be agreed as a term of the Agreement.

I. Right of First Refusal
The Vendor may not transfer its ownership interest (other than to an affiliate, but such party to remain bound) unless in compliance with the following: the Vendor may not transfer less than all of its ownership interest. If the Vendor wishes to sell the whole of its ownership interest and receives a bona fide offer to purchase the whole of its ownership interest from an arm’s-length party, the Purchaser will have a right of first refusal to purchase such ownership interest on the same terms and conditions. The Vendor will deliver to the Purchaser a copy of the bona fide third party offer (which offer must not be part of some other sale or purchase transaction and must provide for consideration expressed only in cash). The Purchaser will have a period of 60 days from the date of receipt of notice within which to elect to purchase the ownership interest so offered. If the Purchaser does not exercise the right of first refusal: (i) any sale by the Vendor must be completed within the next 30 days; and (ii) any sale by the Vendor cannot accord the third party better terms.

J. Lock Up K. Drag Along Right
Notwithstanding the right of first refusal provisions, the Vendor shall not be able to transfer, sell, or dispose of any of its shares of the Company for a period of 24 months following the Closing Date.  This lock up period shall expire on the date the Financing Milestone has been achieved.

If the Purchaser seeks to sell all (but not less than all) of its shares to a third party, it will have the right to require that the Vendor also sell its shares to the same third party.

L. Conversion Right
The Vendors shall have the right to convert half of their equity ownership interest in the Company (in other words 5% of the issued and outstanding shares of the Company) into 5% of issued and outstanding shares of the Purchaser prior to the Purchaser publicly announcing its intention to obtain a listing on a stock exchange.

M. Governing Law
Colombia, with arbitration pursuant to by the International Court of Arbitration of the International Chamber of Commerce pursuant to the rules of the International Chamber of Commerce. The place of arbitration shall be Bogotá.

Schedule B
Real Property

See attached.